Exhibit 10.2

EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT

THIS EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT is entered into on May 27, 2021, and effective as of July 1, 2021 (the “Effective Date”), is by and between George C. Zoley (“Zoley”), and The GEO Group, Inc. (“GEO”), a Florida corporation with its primary place of business at 4955 Technology Way, Boca Raton, Florida 33431 (the “Agreement”). Zoley and GEO are collectively, the “Parties” and individually, a “Party.”

WHEREAS, Zoley has been employed by GEO as its Chief Executive Officer pursuant to that Third Amended and Restated Executive Employment Agreement between Zoley and GEO, dated August 22, 2012 (the “Employment Agreement”);

WHEREAS, Zoley’s Employment Agreement terminates, effective as of June 30, 2021 (the “Commencement Date”) pursuant to the terms of the Separation and Release Agreement between Zoley and GEO, dated May 27, 2021 (the “Separation Agreement”);

WHEREAS, from and after the Commencement Date, Zoley is no longer Chief Executive Officer of GEO, but shall be employed by GEO to serve as the Executive Chairman (the “Executive Chairman”) on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zoley and the GEO agree as follows:

1.	TERMS OF AGREEMENT

Subject to having met the terms and conditions of the Separation Agreement, this Agreement shall commence upon the Effective Date set forth above and shall continue for five (5) years through June 30, 2026 (the “Term”). At the expiration of the Term, this Agreement shall be automatically renewed for additional one (1) year periods, each on the same terms and conditions as herein contained, unless either GEO or Zoley gives written notice to the other party of the intent not to renew this Agreement at least one (1) year prior to the expiration of the then current Term.

2.	POSITION AND DUTIES

During the Term, the GEO hereby agrees to employ Zoley in the position and title of Executive Chairman, and Zoley agrees to be employed in such capacity. Zoley shall report directly to GEO’s Board of Directors and shall perform all duties and responsibilities and will have all authority inherent in the position of Executive Chairman, in a manner consistent with applicable legal and corporate governance standards and shall perform the following duties: (a) regularly attend and preside at Board meetings, (b) chair the annual meeting of GEO’s stockholders, (c) serve on such committees of the Board as may be requested by the Nominating and Corporate Governance Committee of the Board, subject to requisite independence standards, (d) provide all necessary measures in connection with his transition out as Chief Executive Officer; (e) assist the incoming Chief Executive Officer in his or her transition as the new Chief Executive Officer; and (e) any other reasonable duties or responsibilities requested by the Board. As Executive Chairman, GEO’s Chief Executive Officer shall report to Zoley. The Board shall have full discretion to provide anything it determines is necessary for Zoley to perform his duties and responsibilities under this Agreement.

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3.	COMPENSATION

During the Term, Zoley shall be paid a base salary of one million dollars ($1,000,000) per annum (the “Base Salary”), shall be eligible to receive a target annual performance award equal to 100% of his Base Salary, in accordance with the terms of any plan governing senior management performance awards then in effect as established by the Board (the “Bonus”) and shall receive an annual equity incentive award with a grant date fair value equal to 100% of his Base Salary (the “Equity Award”). Each Equity Award shall be subject to a time-based vesting schedule of one (1) year after grant. (In addition, GEO shall credit Zoley’s account balance under the Amended and Restated Executive Retirement Agreement between Zoley and GEO, dated August 22, 2012 (the “Retirement Agreement”) and fund the rabbi trust that was formed in connection with the Retirement Agreement on an annual basis in an amount equal to 100% of his Base Salary (the “Retirement Credit”). Zoley, his spouse, and qualifying members of his family will be eligible for and will participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of GEO, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of GEO now existing or that may be later adopted by GEO, as well as the “Fringe Benefits” as such term is defined in the Separation Agreement (collectively, (the “Executive Benefits”). During the Term, GEO shall pay or reimburse Zoley for all reasonable business-related expenses that he incurs in performing his duties and responsibilities under this Agreement.

4.	TERMINATION OF AGREEMENT

A.

Termination by GEO for Cause or by Zoley without Good Reason. Upon the termination of Zoley’s employment by GEO for Cause or by Zoley for any reason other than a reason described in Section 4(B) below, Zoley shall be due no further compensation under this Agreement other than what is due and owing through the effective date of such termination.

B.

Termination by GEO Without Cause, by Zoley for Good Reason or Upon Zoley’s Death or Disability. Upon the termination of the Zoley’s employment under this Agreement by GEO without Cause, by Zoley for Good Reason, or as a result of the death or Disability of Zoley (the “Involuntary Termination Date”), GEO shall pay Zoley a termination payment (the “Termination Payment”) equal to two (2) times the sum of (a) Zoley’s Base Salary and (b) the target Bonus. The Termination Payment shall be made within 10 days of such termination. In addition, the unvested portion of any Equity Award will fully vest and GEO will provide Zoley and any of his covered dependents with the Executive Benefits beginning on the date that they are no longer entitled to the Fringe Benefits pursuant to the terms of the Separation Agreement until the ten (10) year anniversary of the Involuntary Termination Date.

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C.

Separation Agreement. GEO’s obligations to provide Zoley the consideration set forth in the Retirement Agreement and Section 2 of the Separation Agreement shall survive the termination of this Agreement.

5.	RESTRICTIVE COVENANTS

A.

General. GEO and Zoley hereby acknowledge and agree that (i) Zoley is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of GEO (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 5 are justified by legitimate business interests of GEO, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 5 are reasonably necessary to protect such legitimate business interests of GEO.

B.

Non- Competition. In consideration for the termination payments and benefits that Zoley may receive in accordance with Section 4 of this Agreement, Zoley agrees that during the period of Zoley’s employment with GEO and until three years after the termination of Zoley’s employment with GEO, Zoley will not, directly or indirectly, either (i) on Zoley’s own behalf or as a partner, officer, director, trustee, executive, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by GEO or any of its majority-owned subsidiaries, or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of GEO or any subsidiary or affiliate of GEO; provided, however, that the foregoing shall not be deemed to prevent Zoley from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, Zoley is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the period of Zoley’s employment and until three years after the termination of Zoley’s employment, Zoley will not, directly or indirectly, on Zoley’s own behalf or as a partner, shareholder, officer, executive, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any executive of GEO or any of its majority-owned subsidiaries.

C.

Confidentiality. During and following the period of Zoley’s employment with GEO, Zoley will not use for Zoley’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of GEO or its subsidiaries or affiliates and which was acquired by Zoley at any time prior to or during the term of Zoley’s employment with GEO, except with the specific prior written consent of GEO.

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D.

Work Product. Zoley agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of GEO and its subsidiaries or affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of GEO and its subsidiaries or affiliates, and all existing or future products or services, which are conceived, developed or made by Zoley (alone or with others) during the term of this Agreement (“Work Product”) belong to GEO. Zoley will cooperate fully in the establishment and maintenance of all rights of GEO and its subsidiaries or affiliates in such Work Product. The provisions of this Section 5(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by Zoley after the termination of the Agreement with respect to Work Product created during the term of this Agreement.

E.

Enforcement. The Parties agree and acknowledge that the restrictions contained in this Section 5 are reasonable in scope and duration and are necessary to protect GEO or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 5 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. Zoley agrees and acknowledges that the breach of this Section 5 will cause irreparable injury to GEO or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 5, GEO or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which GEO or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages). In the event of any conflict between the provisions of this Section 5 and the Retirement Agreement, the provisions of this Section 5 shall prevail.

6.	DEFINITIONS

A.

Cause. For purposes of this Agreement, “Cause” shall be deemed to exist if, in the reasonable judgment of the GEO’s Board: (i) Zoley commits fraud, theft or embezzlement against GEO or any subsidiary or affiliate thereof; (ii) Zoley commits a felony or a crime involving moral turpitude; (iii) Zoley breaches any non-competition, confidentiality or non-solicitation agreement with GEO or any subsidiary or affiliate thereof; (iv) Zoley breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from GEO; or (v) Zoley engages in gross negligence or willful misconduct that causes material harm to the business and operations of GEO or a subsidiary or affiliate thereof.

B.

Good Reason. For purposes of this Agreement, “Good Reason” shall exist if (i) there is a material reduction in Zoley’s authority, duties or responsibilities hereunder, including any requirement that Zoley is required to report to any person or entity other than the Board; (ii) any material reduction to Zoley’s Base Salary, Bonus, Equity Award or Retirement Credit; (iii) GEO requires Zoley to change the geographic location at which he must perform services under this Agreement more than 50 miles from the location at which he

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was principally employed; or (v) any material breach of this Agreement by GEO; provided, however, Good Reason will only exist if Zoley gives GEO written notice of the existence of the above referenced event within ninety (90) days of the initial existence of such event and GEO fails to remedy such event within 90 days of such notice.

C.

Disability. For purposes of this Agreement, “Disability” means Zoley becomes physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve-month period to perform his duties hereunder on a substantially full-time basis.

7.	REPRESENTATIONS

Zoley hereby represents and warrants to GEO that (i) the execution, delivery and full performance of this Agreement by Zoley does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Zoley is a party or any judgment, order or decree to which Zoley subject; (ii) Zoley is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by Zoley and GEO, this Agreement will be Zoley’s valid and binding obligation, enforceable in accordance with its terms.

8.	ARBITRATION

In the event of any dispute between GEO and Zoley with respect to this Agreement, either party may, in its sole discretion by written notice to the other, require such dispute to be submitted to arbitration before a single arbitrator. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If Zoley is the prevailing party in any such arbitration, he will be entitled to reimbursement by GEO of all reasonable costs and expenses (including attorneys’ fees incurred in such arbitration).

9.	ASSIGNMENT

Neither Party hereto may assign its rights, duties and obligations hereunder without written consent to the other Party.

10.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Florida without regard to the application of conflicts of laws.

11.	SURVIVAL OF SEPARATION AGREEMENT

The Parties agree that the terms of the Separation Agreement and the Retirement Agreement shall survive the execution of this Agreement as well as the termination of this Agreement.

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12.	WAIVER; AMENDMENTS

A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between GEO and Zoley, duly executed by both Parties.

13.	SEVERABILITY; SURVIVAL

In the event that any provision of this Agreement is found to be void and unenforceable by an arbitrator or a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention. The provisions of Section 5 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or Zoley’s relationship with GEO.

14.	NOTICES

All notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by Zoley hereunder will be addressed to GEO to the attention of its General Counsel at its main offices, 4955 Technology Way, Boca Raton, Florida 33431. Any notice to be given to Zoley will be addressed to Zoley at Zoley’s residence address last provided by Zoley to GEO. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

15.	HEADINGS

Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

16.	COUNTERPARTS

This Agreement will be executed in two or more counterparts, each of which shall be considered one and the same instrument.

17.	SECTION 409A

A.

General. It is the intention of the Parties that the benefits and rights to which Zoley is entitled pursuant to this Agreement comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and to the extent that the requirements of Section 409A are applicable thereto, the provisions of this Agreement shall be construed in a manner consistent with that intention. If either Party believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Zoley and on GEO).

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B.

Distributions on Account of Separation from Service. To the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Zoley’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Zoley within the meaning of Section 409A.

C.

Six Month Delay for Specified Employees. In the event that Zoley is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A, then the Parties shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Section 409A. In the event that, following such efforts, the GEO determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Section 409A, then no such payment or benefit shall be made before the date that is six months after Zoley’s “separation from service” (as described in Section 409A) (or, if earlier, the date of Zoley’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

D.

Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Zoley is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

E.

Reimbursements and In-Kind Benefits. With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements: (i) Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided; (ii) Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the GEO’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 6(E) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect; (iii) the reimbursement of an eligible expense is made on or before the last day of GEO’s taxable year following the taxable year in which the expense was incurred; and (iv) the right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

EXECUTIVE:		COMPANY:

George C. Zoley		The GEO Group, Inc.

	/s/ George C. Zoley	By:	/s/ Richard H. Glanton
Richard H. Glanton

Date:	May 27, 2021	Date:	May 27, 2021

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